Exhibit 10.12

THE COCA-COLA COMPANY
SUPPLEMENTAL CASH BALANCE PLAN

EFFECTIVE JANUARY 1, 2012

THE COCA-COLA COMPANY
SUPPLEMENTAL CASH BALANCE PLAN

Effective January 1, 2012

PREFACE

The Coca-Cola Company hereby establishes The Coca-Cola Company Supplemental Cash Balance Plan (the “Supplemental Cash Balance Plan”) effective January 1, 2012. The Plan is an unfunded supplemental retirement plan for eligible employees and their beneficiaries as described herein. The Plan is designed to provide certain retirement benefits primarily for a select group of management or highly compensated employees which are not otherwise payable or cannot otherwise be provided under the terms of The
Coca-Cola Company Cash Balance Plan as a result of the limitations set forth under certain applicable sections of the Internal Revenue Code or on account of an employee's deferral of compensation under The Coca-Cola Company Deferred Compensation Plan.

ARTICLE I
DEFINITIONS

“Beneficiary” shall mean the spouse (as defined in the Qualified Pension Plan) to whom the Participant is married at the time benefits are paid under this Plan (if the Participant is married) or the individual(s) designated by the Participant to receive any survivor benefits that may be payable under Section 3.4 upon the death of a Participant if the Participant is not married at the time benefits are paid under this Plan. The Beneficiary designated by an unmarried Participant in the Qualified Pension Plan shall be such Participant's Beneficiary under this Plan.
“Cash Balance Benefit” shall have that meaning as defined in the Preface and in Section 3.1.

“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger, consolidation, liquidation or sale is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (a) if, subsequent to such time as a Change of Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean The Coca-Cola Company Benefits Committee appointed by the Senior Vice President, Human Resources (or the most senior Human Resources officer of the Company), to administer the Plan as provided in Article V.

“Company” shall mean The Coca-Cola Company.

“Compensation” for purposes of this Plan shall (except as modified below) have the same meaning given such term in the Qualified Pension Plan. Unlike the Qualified Pension Plan, however, Compensation shall include salary, bonus or other compensation that the Company would otherwise have been paid to a Participant but for the Participant's election to defer the receipt of such salary, bonus or other compensation pursuant to the Deferred Compensation Plan (“Deferred Compensation”). A Participant's Deferred Compensation shall not be included in Compensation under this Plan in the year such Deferred Compensation is paid to the Participant.

“Deferred Compensation Plan” shall mean The Coca-Cola Company Deferred Compensation Plan or any other similar nonqualified deferred compensation plan maintained by the Employer established on or after the Effective Date which provides for deferral of compensation.

“Disability” or “Disabled” shall mean a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The
Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan that hereafter may be maintained by the Company or any Participating Subsidiary, provided that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Employee” shall mean any person who is currently employed by an Employer. An individual shall be treated as employed by an Employer under this Plan for any period only if (i) he or she is actually classified during such period by the Employer on its payroll, personnel and benefits system as an employee, and (ii) he or she is paid for services rendered during such period through the payroll system, as distinguished from the accounts payable department of the Employer. No other individual shall be treated as employed by an Employer under this Plan for any period, regardless of his or her status during such period as an employee under common law or under any statute.

“Employer” shall mean the Company and any Participating Subsidiary of the Company.

“Participant” shall mean an Employee or former Employee of an Employer who is eligible to receive benefits provided by the Plan.

“Participating Subsidiary” shall mean a subsidiary of the Company which the Committee has designated as such and whose Employees are eligible to participate in this Plan, as set forth in Appendix A.

“Pension Benefit” shall be the benefit payable to a Participant under Article VI of the Qualified Pension Plan.

“Plan” shall mean The Coca-Cola Company Supplemental Cash Balance Plan, as amended from time to time.

“Plan Year” shall mean January 1 to December 31 each calendar year.

“Qualified Pension Plan” shall mean The Coca-Cola Company Cash Balance Plan, as amended from time to time.

“Separation from Service” shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed. Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Specified Employee” shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

“Supplemental Pension Benefit” shall mean the benefit provided pursuant to this Plan.

“Years of Vesting Service” shall mean Years of Vesting Service as defined in the Qualified Pension Plan.

ARTICLE II
ELIGIBIILTY

2.1    Eligibility for Participation.

All Employees of the Employer who are eligible for the Qualified Pension Plan and i) whose benefits under the Qualified Pension Plan are limited by the limitations set forth in Code Sections 401(a)(17) or 415 or (ii) who defer compensation under the Deferred Compensation Plan and, solely on account of such deferrals, the Employee's benefit under the Qualified Pension Plan is limited shall be eligible to participate in the Plan.

2.2    Duration of Participation.

An Employee who becomes a Participant shall continue to be a Participant until his Separation from Service or the date he is no longer entitled to benefits under this Plan.

ARTICLE III
SUPPLEMENTAL CASH BALANCE BENEFIT

3.1    Amount of Benefit.

(a)	If a Participant is vested in his Supplemental Pension Benefit under this Plan, he shall be entitled to a Supplemental Pension Benefit equal to (1) minus (2) where:

(1)
Equals the Pension Benefit that would be paid to the Participant from the Qualified Pension Plan assuming (i) the Qualified Pension Plan benefit commenced on the date the Supplemental Pension Benefit commences pursuant to Section 3.3, whether or not the Qualified Pension Plan benefit actually commences on that date, (ii) the limitations of Code Sections 401(a)(17) and 415 did not apply and (iii) the definition of Compensation in this Plan applied in lieu of the definition of Compensation found in the Qualified Pension Plan.

(2)
Equals the Qualified Pension Benefit which the Participant is actually entitled to receive under the Qualified Pension Plan beginning on the date the Supplemental Pension Benefit commences pursuant to Section 3.3, whether or not the Qualified Pension Plan benefit actually commences on that date.

No additional accruals shall be credited under this Plan after the Supplemental Pension Benefit is paid unless a Participant is rehired as provided in Section 3.6.

(b)
In no event shall the sum of the Supplemental Pension Benefit and the Pension Benefit calculated under the Qualified Pension Plan as of the date the Supplemental Pension Benefit commences exceed the amount of Pension Benefit determined under the formula set forth in the Qualified Pension Plan assuming compensation had not been deferred and assuming the limitations imposed by the Code in Sections 401(a)(17) and 415 do not apply.

(c)
The Supplemental Pension Benefit calculated under this Section 3.1 shall be offset by the value of benefits to which the Participant is entitled under any other retirement plan (other than the Qualified Pension Plan) to which the Company or an affiliate of the Company contributed.

3.2    Distribution Events and Form of Payment.

The Supplemental Pension Benefit shall be payable only upon Separation from Service, Disability, or death as described herein.

(a)
Separation from Service - If a Participant has a Separation from Service, his vested Supplemental Pension Benefit, if any, shall be paid in a single lump sum on the date set forth in Section 3.3 below.

(b)	Death - The survivor benefit payable in the event of a Participant's death shall be as described in Section 3.4 below.

(c)	Disability - If a Participant is Disabled and has a Separation from Service, the Supplemental Pension Benefit shall be distributed in the same manner and time as described in Section 3.2(a) above.

3.3    Timing of Payment.

A Participant's Supplemental Pension Benefit shall be paid on the last business day of the sixth month following the month in which the Participant has a Separation from Service.
If a Participant is not vested in his Supplemental Pension Benefit at the time of Separation from Service, but later becomes vested, the lump sum shall be paid on the first day of July following the year in which the Participant vests.

3.4    Death.

(a)    Death after Benefits Are Paid

If a Participant has received a benefit payment, there shall be no additional payments to a Beneficiary or any other person in the event of the Participant's death.

(b)    Pre-Separation Survivor's Benefit

If a married Participant dies prior to Separation from Service, a survivor benefit shall be paid to the Participant's spouse in a lump sum on the last business day of the sixth month following the month in which the Participant has a Separation from Service on account of death. The survivor benefit shall be 100% of the lump sum that would have been payable to the Participant if he had Separated from Service on the date of death and survived to receive such lump sum payment.

If an unmarried Participant dies prior to Separation from Service, a survivor benefit shall be paid to the Participant's Beneficiary in a lump sum on the last business day of the sixth month following the month in which the Participant has a Separation from Service on account of death. The survivor benefit shall be 100% of the lump sum that would have been payable to the Participant if he had Separated from Service on the date of death and survived to receive such lump sum payment.

3.5    Change in Control.

In the event of a Change in Control, while this provision remains in effect, no amendment will thereafter be made to this Section for a period of at least two consecutive years following the date when the Change in Control occurs. The enhancement of benefits described in this Section is conditional upon this Section remaining in effect until a Change in Control occurs, and is not part of any Participant's accrued benefit as defined in the Qualified Pension Plan. If any Participant's employment terminates for any reason whatsoever during the two consecutive year period which begins on the date when a Change in Control occurs, the Participant will be fully vested in his Supplemental Pension Benefit as long as the Participant has completed at least three Years of Vesting Service.

3.6    Rehire.

If an Employee is rehired after a Separation from Service and after receiving distribution of his or her Supplemental Pension Plan Benefit under this Plan, such Employee shall again become a Participant in the Plan and eligible to earn additional benefits to the extent such rehired Employee satisfies the conditions in Article II. Upon the Participant's subsequent Separation from Service, his additional benefits shall be calculated in the same manner as described in Section 3.1 above, except that his Supplemental Pension Plan Benefit shall be offset by the value of prior payments from the Plan (such prior payments shall be valued by assuming the payments have increased in value at the rate of interest used for determining actuarial equivalent under the Qualified Pension Plan, compounded annually through the date of the Employee's subsequent Separation from Service). Upon the Employee's subsequent Separation from Service, any additional Supplemental Pension Benefit shall be paid in the form and at the time set forth in Sections 3.2 and 3.3 above.

ARTICLE IV
VESTING AND FORFEITABILITY

4.1	Forfeitability of Supplemental Pension Benefit Attributable to the Code Sections 401(a)(17) and 415.

A Participant shall forfeit all rights to his Supplemental Pension Benefit if the Participant has a Separation from Service prior to earning three Years of Vesting Service.

4.2	Forfeitability of Supplemental Pension Benefit Attributable to Deferred Compensation.

If a Participant has a Separation from Service and prior to earning three Years of Vesting Service, the Participant's entire Supplemental Pension Benefit will be forfeited.

ARTICLE V
ADMINISTRATION

5.1    Committee.
The Committee shall be responsible for the general administration of the Plan and shall establish regulations for the day-to-day administration of the Plan. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.
5.2    Authority to Appoint Advisors and Agents.
The Committee may appoint and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports that are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.
5.3    Compensation and Expenses of Committee.
The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.
5.4    Records.
The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.
5.5    Indemnification of Committee.
The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee or as their delegate(s) against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct.

ARTICLE VI
CLAIMS PROCEDURE

6.1    Right to File a Claim.

Any Participant who believes he is entitled to a benefit hereunder that has not been received, may file a claim in writing with the Committee. The claim must be filed within one year after the date of the Participant's Separation from Service. The Committee may require such claimant to submit additional documentation, if necessary, in support of the initial claim.

6.2    Denial of a Claim.

Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall receive a notice from the Committee within 90 days of such filing or within 180 days after such receipt if special circumstances require an extension of time. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 90 days after the Committee's receipt of the claim. The extension notice will also include the date by which the Committee expects to make the benefit determination. The notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based and an explanation of the procedure for review of the denial.

6.3    Claim Review Procedure.

A claimant may appeal the denial of a claim to the Committee by written request for review to be made within 60 days after receiving notice of the denial. The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence that the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review pertinent Plan documents in preparing the request. The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review. The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days. If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension and reason for the extension within 60 days after the Committee's receipt of the request for review. The extension notice will also include the date by which the Committee expects to complete the review. The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.

6.4    Limitation on Actions.

Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of the claim. Notwithstanding any other provision herein, any suit for benefits must be brought within two years of the date of termination of active employment. No claimant may file suit for benefits until exhausting the claim review procedure described herein.

ARTICLE VII
MISCELLANEOUS

7.1    Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended. Nothing contained in this Plan, and no actions taken pursuant to the provisions of this Plan shall create or be construed to create a trust or any kind of fiduciary relationship between the Employer and any Participant, his Beneficiary, or any other person.

7.2    Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account or benefit shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Account or benefit be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

7.3    Tax Withholding.

There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to any payment under this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

7.4    Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, at any time.

7.5    Governing Law.

Except to extent preempted by Federal Law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.

7.6    Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

7.7    Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or Account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

7.8    Offset for Monies Owed.

The benefits provided hereunder will be offset for any monies that the Committee determines are owed to the Company or any Participating Affiliate.

The Coca-Cola Company has caused this document to be signed by its duly authorized officer, effective as of January 1, 2012.

THE COCA-COLA COMPANY

By: /s/ Ceree T. Eberly
Senior Vice President and Chief People Officer

APPENDIX A
PARTICIPATING SUBSIDIARIES
As of January 1, 2012

The Coca-Cola Export Corporation
Refreshment Product Services, Inc.
Soft Drinks International, Inc.
Coca-Cola India, Inc.
Coca-Cola Properties, LLC
International Auditors, Inc.
Odwalla, Inc.
Coca-Cola Refreshments USA, Inc.
BCI Coca-Cola Bottling Company of Los Angeles